Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS FIRST HALF 2007 SALES OF $11.0 MILLION AS UNIT SALES RISE 9.2%

LITTLE ELM, Texas, August 15, 2007—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported revenues of $5.3 million and $11.0 million for the three and six months ended June 30, 2007, respectively, a decrease from the same 2006 periods. The decline in total revenues from the year-ago quarter was due largely to lower unit sales and lower average selling prices in domestic markets. In the first half, overall unit sales rose 9.2% principally due to higher international unit sales, but the increase in unit sales was offset by lower average selling prices in the domestic market.  International sales tend to fluctuate because of the timing of orders under the President’s Global HIV/AIDS initiative.

The loss applicable to common shareholders in the second quarter widened to $2.0 million from $567,412 in the same 2006 period. For the first half, the loss increased to $4.6 million from $1.5 million in 2006. The increased losses for both periods resulted from lower revenues and higher operating expenses.  Operating expenses rose principally because of higher legal costs. In the second quarter, the gross profit margin increased to 40.6% from 36.6% in 2006, but declined in the first half to 30.8% from 35.8% in the same period last year.  The average cost of manufactured product per unit declined in both periods when compared to the same periods last year.

The Company’s effective tax rate (a benefit for the three and six months ended June 30, 2006) on the net loss before income taxes were zero in 2007 compared with 49.7 percent and 37.9 percent for the three and six months ended June 30, 2006, respectively. All tax benefits in 2007 have been fully reserved.

Further details are available in the Company’s Form 10-Q filed on August 14, 2007 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the Company’s ability to maintain liquidity; maintenance of the Company’s patent protection; the impact of current litigation; the impact of dramatic increases in demand; the Company’s ability to maintain and quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to maintain or lower production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of other larger market players, specifically Becton Dickinson and Company, Inc., in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS

	June 30, 2007	December 31,
	(unaudited)	2006

ASSETS
Current assets:
Cash and cash equivalents	$40,955,507	$46,814,689
Accounts receivable, net	2,238,778	1,956,756
Inventories, net	8,119,019	6,385,780
Income taxes receivable	2,357,811	2,355,732
Other current assets	762,772	267,707
Total current assets	54,433,887	57,780,664

Property, plant, and equipment, net	11,853,857	12,212,140
Intangible assets, net	389,520	279,846
Other assets	507,896	522,294
Total assets	$67,185,160	$70,794,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,077,647	$4,247,630
Current portion of long-term debt	306,235	261,905
Accrued compensation	534,766	472,573
Dividends payable	1,053,544	—
Marketing fees payable	1,419,760	1,419,760
Accrued royalties to a shareholder	403,925	2,755
Other accrued liabilities	532,544	440,253
Current deferred tax liability	21,976	45,697
Total current liabilities	8,350,397	6,890,573

Long-term debt, net of current maturities	3,970,857	4,137,231
Long-term deferred tax liability	56,827	56,828
Total liabilities	12,378,081	11,084,632

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	144,000	164,000
Series II, Class B	224,700	224,700
Series III, Class B	130,245	135,245
Series IV, Class B	553,500	553,500
Series V, Class B	1,288,721	1,363,721
Common stock, no par value	—	—
Additional paid-in capital	53,785,764	54,709,108
Retained earnings (deficit)	(1,319,851)	2,560,038
Total stockholders’ equity	54,807,079	59,710,312
Total liabilities and stockholders’ equity	$67,185,160	$70,794,944

RETRACTABLE TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30, 2007	Three Months Ended June 30, 2006	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006

Sales, net	$5,274,982	$5,301,445	$11,048,805	$9,183,250
Reimbursed discounts	—	2,135,161	—	3,776,086
Total sales	5,274,982	7,436,606	11,048,805	12,959,336
Cost of sales	3,132,012	4,712,802	7,646,326	8,323,992
Gross profit	2,142,970	2,723,804	3,402,479	4,635,344

Total operating expenses	4,101,076	3,489,201	8,101,071	6,641,173
Loss from operations	(1,958,106)	(765,397)	(4,698,592)	(2,005,829)

Interest and other income	448,698	488,878	989,895	951,075
Interest expense, net	(94,398)	(127,984)	(171,192)	(238,691)
Net loss before income taxes	(1,603,806)	(404,503)	(3,879,889)	(1,293,445)
Benefit for income taxes	—	(201,195)	—	(490,199)
Net loss	(1,603,806)	(203,308)	(3,879,889)	(803,246)
Preferred stock dividend requirements	(349,200)	(364,104)	(704,251)	(731,182)
Loss applicable to common shareholders	$(1,953,006)	$(567,412)	$(4,584,140)	$(1,534,428)

Loss per share — basic and diluted	$ (0.08)	$ (0.02)	$ (0.19)	$ (0.07)

Weighted average common shares outstanding	23,731,664	23,594,117	23,704,164	23,557,834

Investor Contact:
Douglas W. Cowan
Vice President and Chief Financial Officer
(888) 806-2626 or (972) 294-1010
 rtifinancial@vanishpoint.com

Media Contact:
Phillip L. Zweig
Communications Director
(212) 490-0811 or (214) 912-7415 (cell)
plzweig@aol.com